Exhibit 107

Calculation of Filing Fee Table

Form S-3ASR

(Form Type)

Ritchie Bros. Auctioneers Incorporated

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Security(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common shares, without par value	457(c)	7,584,481	$54.10	$410,320,422.10	$0.00011020	$45,217.32
Total Offering Amounts
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$45,217.32

(1)	Includes 7,584,481 common shares that are issuable upon conversion of the Series A senior preferred shares by the selling shareholders.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended (the “Securities Act”), based upon the average of the high and low prices of the registrant’s common shares as reported on the New York Stock Exchange on March 14, 2023.